Exhibit 10.1

[ VERIDEX LLC LOGO]

a Johnson & Johnson company

33 Technology Drive

P.O. Box 4920

Warren, NJ 07059

January 27, 2005

Ed Erickson,

Chairman and CEO

Immunicon Corporation

3401 Masons Mill Road, Suite 100

Huntingdon Valley, PA 19006-3574

Subject: Development, License and Supply Agreement between Immunicon Corporation and Ortho-Clinical Diagnostics, Inc. dated August 17, 2000 and modified on November 10, 2003 and further modified on January 27, 2005.

Dear Ed:

We propose further modifying the subject Agreement by replacing the milestone requirements of Section 5.2.13. with an alternative study based on the analysis of bone marrow according to parameters and requirements as the steering committee shall agree.  Additionally, while the performance criteria for the milestone requirements of Section 5.2.10.2 shall remain as currently set forth in the Agreement, Veridex agrees to pay Two Hundred Fifty Thousand Dollars ($250,000) of the total Five Hundred Thousand Dollars ($500,000) payable under such milestone provision upon complete accrual of patients necessary to conduct the study that will support such FDA submission with the remaining Two Hundred Fifty Thousand Dollars ($250,000) payable upon receipt of the draft submission and Steering Committee approval as set forth in section 5.2.10.2(a).  All other terms and conditions of the Agreement shall remain the same. Please indicate your acceptance by signing in the appropriate space below.

Veridex, LLC

By:	/s/ Mark Myslinski
Mark Myslinski, General Manager

ACCEPTED AND AGREED

IMMUNICON CORPORATION

By:	/s/ Edward L. Erickson

Name:	Edward L. Erickson

Title:	Chairman, President & CEO

Date:	02/01/2005